FIRST AMENDMENT

This is the First Amendment to the Employment Agreement (the "Agreement") entered into by and between NYMEX HOLDINGS, INC. and NEW YORK MERCANTILE EXCHANGE, INC, which have their principal place of business at One North End Avenue, New York, New York 10282 (collectively, the "Company"), and SAMUEL GAER (the "Executive").

Any capitalized terms used but not defined in this First Amendment shall have the meaning set forth in the Agreement.

This First Amendment is effective this 31st day of March, 2006. Except as set forth herein, all provisions of the Agreement shall remain unchanged and in full force and effect.

Paragraph 1 of the Agreement is hereby amended as follows:

  Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for a term commencing as of March 31, 2006 and ending on March 30, 2009, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the "Initial Term"); with such employment to continue thereafter for successive one-year periods (each an "Extension Term") in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing prior to 30 days before the expiration of the Initial Term or an Extension Term, as applicable (the period during which the Executive is employed hereunder, including the Initial Term and each Extension Term, being hereinafter referred to as the "Term").

  Paragraph 2 of the Agreement is hereby amended as follows:

  Duties. During the Term, the Executive shall be employed by the Company as Chief Information Officer of the Company, and, as such, the Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature, consistent with his office, as shall be specified and designated from time to time by the Board of Directors of the Company (the "Board"). The title of Chief Information Officer is and shall be the most senior information technology position in the Company during the Term. In the capacity of Chief Information Officer, the Executive shall report directly to the president and/or the Chief Executive Officer of the Company. The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder.

Paragraph 3.1 of the Agreement is hereby amended as follows:

    Salary. The Company shall pay the Executive during the Initial Term a salary at the rate of a minimum of $500,000 per year (the rate shall be considered the "Annual Salary"). The Annual Salary shall be payable in accordance with the customary payroll practices of the Company applicable to its senior executives.

Paragraph 3.2 of the Agreement is hereby amended in its entirety as follows:

3.2 Bonus. In addition to the Annual Salary, for each calendar year ending during the Term, the Executive shall have the opportunity to receive an annual bonus (the "Annual Bonus") in an amount to be determined by the Board, but in no event less than $250,000 per year. The Executive's minimum bonus entitlement for the year ending December 31, 2006 shall be $250,000 and shall not be prorated. The Executive's minimum bonus entitlement for the 1/1/09 to 3/30/09 period shall be $62,500. The Annual Bonus shall be deemed first earned and accrued on, December 31 of each year during the Term and shall be paid prior to the Company's filing of its annual 10-K or, if the Company is not required to file a 10-K, the Bonus shall be payable on December 31 of each year.

Paragraph 3.4(b) of the Agreement is hereby amended as follows:

3.4 Grant of Option.

(b) If and when the Company completes an initial public offering or private placement of its equity securities, effective not later than the closing of the initial public offering or private placement, the Executive shall be granted an option (the "Option"), subject to such terms and conditions (including without limitation provisions relating to method of exercise and payment, vesting, withholding, limited periods after termination of employment within which the Option may be exercised, nontransferability and rights of repurchase and first refusal) as may be determined by the Board of Directors (or comparable governing body) of the entity granting the Option, which amounts shall not be materially different from the provisions of options granted to the Company's Chief Operating Officer and Chief Administrative Officer.

Paragraph 5.2(a) of the Agreement is hereby amended as follows:

5.2 Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a) The Company may terminate the Executive's employment at any time for any reason or no reason. If the Company terminates the Executive's employment (including by giving notice of non-renewal of the Term pursuant to Section 1) other than for Cause, or if the Executive terminates his employment for Good Reason in accordance with Section 5.1(c), and in either such case the termination is not covered by Section 4, (i) the Executive shall receive Annual Salary and other benefits earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); (ii) the Executive shall receive (A) a total cash payment equal to 150% of the sum of (x) the Executive's Annual Salary and (y) the Executive's minimum Annual Bonus and of this total cash payment, 75% of such payment shall be paid during the one-year period following termination of employment ( hereinafter referred to as the "first year's payment") as follows: one-third of the first year's payment will be payable within five business days after the date of termination; the remaining portion of the first year's payment will be payable in equal bi-weekly installments; and the remaining 25% of the total cash payment will be payable within five business days following the end of the Restricted Period; and (B) for a period equal to the shortest of (i) twelve months after termination of employment, (ii) until the Executive commences full-time employment and then or subsequently receives health insurance benefits or (iii) until 90 days after the Executive commences full-time employment, such continuing coverage under the group health plans as the Executive would have received under this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination; (iii) all outstanding unvested options held by the Executive shall vest and become immediately exercisable, and the Executive shall become fully vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended; and (iv) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

Paragraph 6.1 (a) is hereby amended as follows:

6. Covenants of the Executive.

6.1 (a) By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of the Executive's exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the applicable Restricted Period (as hereinafter defined), he shall not in the continental United States, directly or indirectly, (i) engage in any material element of the Business, (ii) render any services to any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in any material element of the Business, or (iii) become interested in any such person, corporation, partnership or other entity (other than the Company or its affiliates) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity. Notwithstanding the foregoing, this provision shall not preclude Executive during the applicable Restricted Period from being employed as a trader (except to the extent that the entity on whose behalf Executive traded would be engaged in the Business). As used in this Agreement, the "Restricted Period" means the period beginning on the date of this Agreement and ending 18 months after the date of termination.

A new Paragraph 6.1(e) is hereby added to the Agreement as follows:

(e) All Discoveries and Works made or conceived by Executive during his employment by Company, solely, jointly or with others, that directly relate to the Company's Business (as defined in Section 6.1) shall be owned by Company. The term "Discoveries and Works" includes by way of example but without limitation, trade secrets and Confidential Company Information, trade and service mark registrations and applications, patents and patent applications, trade names, copyrights and copyright registrations and applications. The Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by Company, as the case may be, to evidence or better assure title to Discoveries and Works in Company, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by Company, (c) assist Company in obtaining or maintaining for itself at its own expense United States and foreign patents, trade mark and service mark registrations, copyrights, trade secret protection or other protection of any and all Discoveries and Works, including, but not limited to, executing all papers deemed necessary by Company for filing such applications, prosecuting them and assigning to Employer all his rights to said Discoveries and Works, and (d) promptly execute, whether during his employment with Company or thereafter, all applications or other endorsements necessary or appropriate to protect the title of Company thereto, including but not limited to assignments of such rights. Any Discoveries and Works which, within six (6) months after the expiration or termination of the Executive's employment with Company, are made, disclosed, reduced to tangible or written form or description, or are reduced to practice by the Executive and which pertain directly to the business carried on or products or services being sold or delivered by Company at the time of such termination shall, as between the Executive and Company, be presumed to have been made during the Executive's employment by Company. The Executive acknowledges that all Discoveries and Works shall be deemed "works made for hire" under the Copyright Act of 1976, as amended 17 U.S.C. Sect. 101. Notwithstanding the foregoing, Executive agrees that, to the extent, if any, that Executive may be deemed an "author" and/or to have any ownership interest in and to the Discoveries and Works, Executive hereby grants and assigns to the Company, exclusively, perpetually and throughout the universe, all exclusive rights, title and interest in and to the Discoveries and Works or any portions thereof, including, but not limited to, all the exclusive rights of a copyright owner as specified in 17 U.S.C. Section 106. Company agrees that if it does not desire a Discovery or Work made by the Executive it will give the Executive, at his request, a statement to such effect signed by one of Company's officers. The decision as to whether to file any patent, copyright, trademark or other similar applications or registrations relating to the Discoveries and Works shall be within the Company's sole discretion. The Executive will not file any patent, copyright, trademark or similar application or registration relating to the Discoveries and Works without first obtaining an express written release from an officer of the Company.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

NYMEX HOLDINGS, INC.

By: /s/ James Newsome

James Newsome, President

NEW YORK MERCANTILE EXCHANGE, INC.

By: /s/ James Newsome

James Newsome, President

EXECUTIVE

By: /s/ Samuel Gaer

Samuel Gaer